SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2004

S1 CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-24931	58-2395199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Lenox Road, NE, Suite 200, Atlanta, Georgia 30326
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (404) 923-3500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Rule 425, Rule 14a-12 and Instruction 2 to Rule 14d-2(b)(2)

Item 2.01. Completion of Acquisition or Disposition of Assets.

     On November 12, 2004, S1 Corporation (the “Company”) completed its previously announced acquisition of Mosaic Software Holdings Limited, a United Kingdom corporation.

     Pursuant to terms and conditions set forth in the definitive share purchase agreement, dated November 6, 2004, S1 paid $37 million in cash at the closing of the transaction to the shareholders of Mosaic and may pay up to an additional $15 million in cash in earn-out payments if Mosaic achieves certain financial metrics during its fiscal year ending May 31, 2005. The acquisition was financed through the use of existing cash.

     Mosaic is a U.K.-based global provider of solutions that drive ATMs and electronic payments. Mosaic has a customer base of approximately 210 financial institutions and retailers in more than 40 countries and a staff of 190, including more than 100 software developers, in offices in the U.S, the U.K, Australia, and South Africa.

     The share purchase agreement is filed at Exhibit 2.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Exhibits.

Exhibit
No.	Description
2.1	Share Purchase Agreement, dated November 6, 2004, among the several persons listed in Schedule I thereto and S1 Corporation.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S1 CORPORATION (Registrant)
/s/ Richard P. Dobb
Richard P. Dobb
Date: November 16, 2004	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
No.	Description
2.1	Share Purchase Agreement, dated November 6, 2004, among the several persons listed in Schedule I thereto and S1 Corporation.